Exhibit 99.1

Fluor Corporation	Jerry Holloway/Lori Serrato
One Enterprise Drive	Media Relations
Aliso Viejo, California 92656-2606	949.349.7411/7420 tel

949.349.2000 tel	Lila Churney
949.349.5014 fax	Investor Relations
949.349.3909 tel
949.349.5375 fax

News Release

FLUOR REPORTS THIRD QUARTER RESULTS

ALISO VIEJO, Calif. — October 28, 2003 — Fluor Corporation (NYSE: FLR) today announced earnings from continuing operations of $44.1 million, or 55 cents per share, for its third quarter ended September 30. This compares with $46.1 million, or 58 cents per share, in the third quarter a year ago. Revenues from continuing operations were $2.1 billion, compared with $2.5 billion in the third quarter of 2002.

     “Fluor’s market diversity and strong project execution delivered financial results in-line with our performance objectives for the quarter,” said Alan Boeckmann, Fluor’s chairman and chief executive officer. “We continue to position the company for growth, while offsetting the decline in earnings from our power segment as the strong cycle in power projects nears completion.”

     New project awards in the third quarter increased 10 percent to $2.7 billion, compared with $2.5 billion in the same period last year. Consolidated backlog decreased sequentially to $10.3 billion, compared with $10.5 billion in the second quarter of this year, the result of projects taken out of backlog due to decisions not to proceed with three projects in the Industrial & Infrastructure segment.

     Consolidated operating profit in the third quarter was $97.5 million, compared with $114.9 million a year ago. Fluor’s operating margin in the quarter was 4.6 percent, essentially unchanged from 4.7 percent last year.

     Corporate G&A expense for the quarter was $33.5 million, compared with $43.2 million a year ago, which included an impairment charge of $9.4 million related to a 1994 investment in The Beacon Group Energy Investment Fund, L.P.

     Fluor’s financial condition remains strong. Cash and securities at the end of the third quarter totaled $579 million, while debt-to-total capital was 12.5 percent.

Business Outlook

     “Over the past few years, Fluor has intensified its efforts to build a strong position across an array of diversified markets that leverage our core competencies in engineering, procurement, construction and maintenance,” said Boeckmann. “Our strategy of market diversification is aimed at mitigating the inherent cyclicality in certain markets we serve, with a key element of this strategy being to balance our portfolio of businesses to achieve long-term earnings growth, both organically and through strategic niche acquisitions,” he added. Boeckmann said that an advantage of the strategy is Fluor’s ability to shift resources as individual markets expand and contract, allowing the company to focus on the best near-term opportunities while positioning for longer-term growth prospects as they develop.

     Boeckmann stated that Fluor’s diversification strategy has been very successful in offsetting the significant decline in the Power segment earnings experienced in 2003. Expansion in the company’s industrial and government businesses have been key to overcoming this earnings challenge. As a result, he confirmed that earnings guidance for 2003 remains unchanged at a range of $2.15 to $2.25 per share.

     Looking ahead to 2004, the company expects to expand in terms of revenues, new awards and backlog. This positive outlook is supported by anticipated increases in capital spending by a number of major clients and a gradual but generally improving global economy. The company continues to believe that the development of major international oil and gas projects, where Fluor is a global leader, is in the early stages of a long-term capital investment cycle. Boeckmann added that the company’s confidence in these programs moving forward was reinforced earlier this year by the award of two major oil and gas programs. In addition, he said that he expects continuing strong growth in the Government and Industrial & Infrastructure business segments.

     “We expect that 2004 will be a year of transition, as we move from the completion of a cycle of power projects, where reported margins are highest, to a new cycle in oil and gas projects, where margin recognition is lower in the early stages of execution,” Boeckmann explained. “The anticipated cycle of investment in the oil and gas industry is driving large, long-term projects, which are moving forward in a slow but deliberate manner.”

     In addition, he cited other factors that could materially influence Fluor’s 2004 earnings performance, including the potential for significant reconstruction activity in Iraq, a number of other opportunities within the Government sector and Fluor’s ongoing acquisition activity.

     Given the potential variables that could affect performance in 2004, Boeckmann said that the company’s initial guidance for the coming year is wider than normal, with a range of $2.00 to $2.40 per share.

     “We remain confident in our global diversification strategy,” Boeckmann emphasized. “The long-term indicators of future performance — growing revenues, backlog, successful project completions and strong client relationships — support our view of Fluor’s long-term profitable growth. Our strategy is on course, and the company is focused on expansion within its targeted markets. Our financial strength, coupled with the quality of our services and people, along with the reliability of our performance, are well aligned with our clients’ needs, and we are building a strong foundation for long-term growth and the creation of shareholder value.”

Business Segments

     Fluor’s Oil & Gas segment reported operating profit for the third quarter of $27.7 million, level with $27.7 million a year ago, and consistent with the prior two quarters of this year. Revenues declined substantially to $555 million from $877 million, while the operating margin increased to 5.0 percent from 3.2 percent in the third quarter last year. The margin increase is attributable to the higher level of profit recognition associated with a number of projects that were nearing successful completion during the quarter. The revenue decline further reflects the cycle of completing projects, consistent with the decline in backlog through the end of last year. However, a cycle of new oil and gas activity continues to be evidenced by the renewed growth in backlog that has occurred throughout 2003.

     Quarterly operating profit for the Industrial & Infrastructure segment was $18.4 million, compared with $19.7 million in the third quarter a year ago. The profit decline is primarily due to continuing weakness in certain economically sensitive markets, which are now showing indicators of increased activity. Revenues increased 11 percent to $664 million, while the operating margin declined to 2.8 percent from 3.3 percent in the third quarter last year. The increased proportion of construction management projects in the segment’s business mix contributed to the quarterly margin decline.

     Consistent with Fluor’s commitment to selectivity and a strong focus on balancing risk with appropriate reward, three major projects booked over the past two years, totaling approximately $740 million, were removed from the Industrial & Infrastructure backlog. One was a mining project put on hold due to challenges related to ongoing financing. The two remaining were commercial projects in very early stages, which Fluor decided not to execute due to evolving changes in industry liability.

     Fluor’s Power segment reported operating profit of $20.7 million in the third quarter, down as expected from $30.2 million a year ago. The operating margin was strong in both quarters, due to the successful completion of projects. Revenues declined to $264 million, compared with $498 million in the third quarter last year, reflecting the continued workoff of Fluor’s power backlog.

     Operating profit for the Global Services segment in the third quarter was $18.9 million, a decline from $25.5 million in the same period a year ago. Revenues for the segment increased 16 percent in the quarter to $235 million, primarily due to the inclusion of P2S, which was acquired late in the first quarter, while the operating margin declined to 8.0 percent from an unusually strong 12.6 percent in the year-ago period. The decline in operating profit reflects competitive pressure on margins in the company’s Operations & Maintenance business and lower levels of construction-related support services, which Global Services units provide, particularly to the Power and Oil & Gas segments.

     Fluor’s Government segment posted operating profit of $11.8 million, level with the third quarter last year. Revenues increased a strong 47 percent to $403 million, compared with $274 million a year ago. Operating profit was impacted by increased costs associated with a particularly high level of proposal activity during the quarter, as Fluor’s Government segment pursued a number of new opportunities.

Third Quarter Net Earnings

     Fluor’s net earnings for the third quarter were $44.1 million, or 55 cents per share, compared with $31.3 million, or 39 cents per share last year. Results for the third quarter of 2002 included a net loss from discontinued operations of $14.8 million, or 19 cents per share.

Results for the Nine Months

     Earnings from continuing operations for the first nine months were $128.0 million, or $1.60 per share, compared with $125.2 million, or $1.57 per share, for the same period in 2002. Including the impact of discontinued operations and the cumulative effect of the change in accounting principle recorded in the first quarter, Fluor’s net earnings for the first nine months of 2003 were $106 million, or $1.32 per share, compared with $115.4 million, or $1.44 per share, in 2002. Revenues for the nine-month period were $6.4 billion, compared with $7.5 billion for the same period a year ago.

Third Quarter Conference Call Information

     Fluor will host a conference call at 8 a.m. Pacific time on Wednesday, October 29, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.

About Fluor Corporation

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, Calif., Fluor is a Fortune 500 company with revenues of $10 billion in 2002. For more information, visit www.fluor.com.

     Forward-Looking Statements: This release contains forward-looking statements, including statements relating to the expected performance of the Company’s business and growth in markets which the Company serves. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected earning levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the company serves; the cyclical nature of many of the markets the company serves; the company’s ability to successfully identify and integrate acquisitions; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 31, 2003. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED SEPTEMBER 30	2003	2002

Revenues	$2,120.8	$2,451.2
Costs and Expenses:
Cost of Revenues	2,023.3	2,336.3
Corporate G&A	33.5	43.2
Net Interest Income	(1.1)	(2.0)

Total Costs and Expenses	2,055.7	2,377.5

Earnings from Continuing Operations before Income Taxes	65.1	73.7
Income Tax Expense	21.0	27.6

Earnings from Continuing Operations	44.1	46.1
Loss from Discontinued Operations	—	(14.8)

Net Earnings	$44.1	$31.3

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$.55	$.58
Loss from Discontinued Operations	.00	(.19)
Net Earnings	.55	.39
Weighted Average Shares	79.9	79.5
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$.55	$.58
Loss from Discontinued Operations	.00	(.19)
Net Earnings	.55	.39
Weighted Average Shares	80.6	79.8
New Awards	$2,736.3	$2,486.2
New Awards Gross Margin (%)	5.9	6.5
Backlog	$10,303.8	$10,852.0
Backlog Gross Margin (%)	5.9	6.1
Work Performed	$2,079.4	$2,409.3

NINE MONTHS ENDED SEPTEMBER 30	2003	2002

Revenues	$6,441.2	$7,493.9
Costs and Expenses:
Cost of Revenues	6,149.9	7,195.7
Corporate G&A	101.6	108.3
Net Interest Income	(2.1)	(4.3)

Total Costs and Expenses	6,249.4	7,299.7

Earnings from Continuing Operations before Income Taxes	191.8	194.2
Income Tax Expense	63.8	69.0

Earnings from Continuing Operations	128.0	125.2
Loss from Discontinued Operations	(11.6)	(9.8)
Cumulative Effect of Change in Accounting Principle	(10.4)	—

Net Earnings	$106.0	$115.4

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$1.61	$1.58
Loss from Discontinued Operations	(.15)	(.13)
Cumulative Effect of Change in Accounting Principle	(.13)	.00
Net Earnings	1.33	1.45
Weighted Average Shares	79.6	79.4
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$1.60	$1.57
Loss from Discontinued Operations	(.15)	(.13)
Cumulative Effect of Change in Accounting Principle	(.13)	.00
Net Earnings	1.32	1.44
Weighted Average Shares	80.2	80.0
New Awards	$7,622.6	7,060.4
New Awards Gross Margin (%)	6.1	6.8
Backlog	$10,303.8	$10,852.0
Backlog Gross Margin (%)	5.9	6.1
Work Performed	$6,319.6	$7,371.3

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS (Unaudited)
($ in millions, except per share amounts)

	SEPTEMBER 30, 2003	DECEMBER 31, 2002

Cash and Cash Equivalents	$578.8	$753.4
Total Current Assets	2,055.3	1,941.5
Total Assets	3,287.5	3,142.2
Total Current Liabilities	1,654.3	1,756.2
Long-term Debt *	144.4	17.6
Shareholders’ Equity	1,015.0	883.9
Total Debt to Capitalization %	12.5%	2.0%
Shareholders’ Equity per Share	$12.40	$11.02

*	September 30, 2003 includes $126.7 million in debt from consolidation of variable interest entities as prescribed by FASB Interpretation No. 46.

OTHER ITEMS (Unaudited)
($ in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2003	2002	2003	2002

Depreciation **	$19.4	19.0	$59.9	58.4
Capital Expenditures **	19.2	14.0	47.6	51.0

**	Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW (Unaudited)
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2003	2002

Revenues
Oil & Gas	$555.0	$877.2
Industrial & Infrastructure	663.7	599.0
Power	263.7	497.9
Global Services	235.1	202.7
Government	403.3	274.4

Total revenues	$2,120.8	$2,451.2

Operating Profit / Margin %	$	%	$	%

Oil & Gas	27.7	5.0	27.7	3.2
Industrial & Infrastructure	18.4	2.8	19.7	3.3
Power	20.7	7.9	30.2	6.1
Global Services	18.9	8.0	25.5	12.6
Government	11.8	2.9	11.8	4.3

Total operating profit / margin %	$97.5	4.6	$114.9	4.7

NINE MONTHS ENDED SEPTEMBER 30	2003	2002

Revenues
Oil & Gas	$1,938.4	$2,484.6
Industrial & Infrastructure	1,985.5	1,755.9
Power	604.4	1,830.6
Global Services	824.2	725.0
Government Services	1,088.7	697.8

Total revenues	$6,441.2	$7,493.9

Operating Profit / Margin %	$	%	$	%

Oil & Gas	85.1	4.4	87.6	3.5
Industrial & Infrastructure	44.9	2.3	29.8	1.7
Power	59.8	9.9	87.3	4.8
Global Services	69.1	8.4	70.5	9.7
Government Services	32.4	3.0	23.0	3.3

Total operating profit / margin %	$291.3	4.5	$298.2	4.0

FLUOR CORPORATION
Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2003		2002		% Chg

Oil & Gas	$398	14%	$439	18%	-9%
Industrial & Infrastructure	696	25%	1,088	44%	-36%
Power	210	8%	30	1%	NM
Global Services	267	10%	83	3%	NM
Government	1,166	43%	846	34%	38%

TOTAL NEW AWARDS	$2,737	100%	$2,486	100%	10%

NINE MONTHS ENDED SEPTEMBER 30	2003		2002		% Chg

Oil & Gas	$2,934	39%	$1,594	23%	84%
Industrial & Infrastructure	2,075	27%	2,577	36%	-19%
Power	316	4%	946	13%	-67%
Global Services	844	11%	918	13%	-8%
Government	1,454	19%	1,025	15%	42%

TOTAL NEW AWARDS	$7,623	100%	$7,060	100%	8%

BACKLOG TRENDS
($ in millions)

AS OF SEPTEMBER 30	2003		2002		% Chg

Oil & Gas	$3,349	33%	$2,842	26%	18%
Industrial & Infrastructure	3,451	33%	4,042	37%	-15%
Power	565	5%	1,358	13%	-58%
Global Services	1,619	16%	1,637	15%	-1%
Government	1,320	13%	973	9%	36%

Total Backlog	$10,304	100%	$10,852	100%	-5%

United States	$6,137	60%	$6,753	62%	-9%
The Americas	1,214	12%	2,028	19%	-40%
Europe, Africa and the Middle East	2,440	23%	1,629	15%	50%
Asia Pacific	513	5%	442	4%	16%

Total Backlog	$10,304	100%	$10,852	100%	-5%

NM = Not meaningful